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                                                           EXHIBIT 1.A.(5)(b)(3)


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[LOGO] MERRILL LYNCH           MERRILL LYNCH LIFE INSURANCE COMPANY      Little
                                                                          Rock,
                                                                        Arkansas

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                               POLICY SPLIT RIDER

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RIDER BENEFIT                  This rider gives you the right to exchange this
                               policy for an individual variable universal life insurance policy on the life of each insured if the federal tax law is changed and results in
                               (a) a reduction in or elimination of the unlimited Federal Estate Tax marital deduction provision or (b) a reduction in the maximum Federal Estate Tax bracket rate to a rate below 25%. It also gives you the right to exchange this policy for an individual life insurance policy on the life of each insured upon divorce of the insureds.

                               To exercise this option, a policy on the life of each insured must be applied for and issued.

                               If either insured does not qualify for an individual variable universal life insurance policy under our rules then in effect, this option may not be exercised and the rider will terminate.

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CONDITIONS FOR                 The following conditions must be met in order to
EXCHANGE                       make the exchange:
                                 (1)    Both insureds must be living on the
                                        exchange date and be less than age 85.
                                 (2)    You must request the exchange in
                                        writing, complete an application for
                                        the new policies, provide satisfactory
                                        evidence of insurability as to both
                                        insureds and surrender this policy.
                                        The owner of each new policy must have
                                        an insurable interest in the insured.
                                        If this policy is assigned, the
                                        assignee must consent to the exchange.
                                 (3)    This policy must be in effect on the
                                        exchange date.
                                 (4)    If the exchange is a result of
                                        divorce, a final divorce decree
                                        issued by a court of competent
                                        jurisdiction in the United States on
                                        the insureds' marriage must be in
                                        effect for at least six months, but
                                        not more than one year before an
                                        exchange takes effect.  Evidence of
                                        such decree must be received by us
                                        within one year after the decree but
                                        prior to the date of exchange.  The
                                        insureds must have been married when
                                        the policy was issued.  If the
                                        exchange is as a result of either
                                        federal tax law change described
                                        above, you must request the exchange
                                        within six months of the date the
                                        change is signed into law.





PSVUL92                            SPECIMEN
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THE NEW POLICY                 The face amount of each new policy will be equal
                               to one-half of the face amount of this policy less any outstanding policy debt on the date of exchange. One-half of the cash value of this policy less any policy debt will be applied to each of the new policies.

                               The issue date of the new policy will be the date of exchange. On the issue date we will refund any unearned charges for cost of insurance and rider costs previously deducted from this policy. Sales loads for the new policy will take into account the sales load paid under this policy. If two base premiums have not been paid, then the difference between
                               (a) the sales load which would have been paid under this policy had both base premiums been paid and (b) the sales load paid, shall be allocated to the new policies. The allocation to each new policy shall be in the same proportion as the base premium for each new policy bears to the base premium for this policy. This amount shall be deducted from additional premiums paid at the sales load rate applicable to the first two base premiums under each new policy. Thereafter, the sales load shall be paid at the rate applicable to each base premium paid after the second under each new policy. The cost of insurance will be for each insured's then attained age and for the same risk class that the insured was classified as under this policy.

                               We will not notify you of any tax law changes which may effect this policy. A policy split may have tax consequences. You should consult a qualified tax adviser. This rider is part of the policy to which it is attached.

                               MERRILL LYNCH LIFE INSURANCE COMPANY




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
                               /s/ BARRY G. SKOLNICK           /s/ ANTHONY J. VESPA
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                               Barry G. Skolnick, Secretary    Anthony J. Vespa, President
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PSVUL92                            SPECIMEN